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                                                                     Exhibit 5.1


August 3, 1998

NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Re:   Registration Statement on Form S-4 Related to the Merger of BankAmerica
with and into NationsBank (DE)

Ladies and Gentlemen:

I and other members of my staff have acted as counsel to NationsBank Corporation, a North Carolina corporation ("NationsBank"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 867,937,200 shares of the common stock of NationsBank (DE) ("Combined Company Common Stock"), a Delaware corporation (the "Corporation") and the surviving corporation after the reincorporation merger of NationsBank into the Corporation. The Combined Company Common Stock is to be issued by the Corporation in connection with the merger of BankAmerica Corporation with and into the Corporation.

In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law, as I have deemed necessary or appropriate. Based on the foregoing, I am of the opinion that the Combined Company Common Stock is legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Combined Company Common Stock has been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Combined Company Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related joint proxy statement-prospectus contained therein as the attorney who passed upon the legality of the Combined Company Common Stock, and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,



/s/ Paul J. Polking
 ---------------------------
PAUL J. POLKING